UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 15, 2016

Smith Micro Software, Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-35525	33-0029027
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Columbia

Aliso Viejo, California 92656

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (949) 362-5800

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.03.	Material Modifications to Rights of Security Holders.

The information set forth in Item 5.03 is incorporated herein by reference.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On August 15, 2016, Smith Micro Software, Inc. (the “Company”) filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) with the Secretary of State of Delaware for the purpose of effecting a reverse stock split (the “Reverse Split”) of the outstanding shares of the Company’s common stock at a ratio of one (1) share for every four (4) shares outstanding, so that every four (4) outstanding shares of common stock before the Reverse Split represents one (1) share of common stock after the Reverse Split. The Reverse Split, which was approved by the Company’s stockholders at the special meeting held on August 15, 2016, will be effective on August 17, 2016.

Immediately prior to the Reverse Split, there were approximately 49.3 million shares of common stock outstanding. After the Reverse Split, there will be approximately 12.3 million shares outstanding. Each stockholder’s percentage ownership interest in the Company and proportional voting power will remain unchanged after the Reverse Split except for minor changes and adjustments resulting from rounding of fractional interests. To the extent the Reverse Split would result in a stockholder owning a fractional share, such stockholder will receive a cash payment and the fractional share will be canceled. The rights and privileges of the holders of common stock are substantially unaffected by the Reverse Split.

The Reverse Split was effected for the following purposes:

•	to enable the Company to regain compliance with the requirement that the Company maintain a minimum bid price of $1.00 during a consecutive 30 trading-day period as required by the NASDAQ Capital Market;

•	to help make the Company more attractive to a broader range of investors, including professional investors, institutional investors and the general investing public, which may enhance the liquidity of the common stock for the Company’s holders; and

•	to reduce the amount of fees and taxes that the Company pays to NASDAQ, the U.S. Securities and Exchange Commission (“SEC”) and other organizations and agencies for custody and clearing services, which are based on or related to the number of shares the Company has outstanding, or to the number of shares being held, cleared or registered, as applicable.

Additional information regarding the Reverse Split is available in the definitive proxy statement filed by the Company with the SEC on July 15, 2016. Copies of the Certificate of Amendment and the press release are attached to this Current Report on Form 8-K as Exhibits 3.1 and 99.1, respectively.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On August 15, 2016, the Company held a special meeting of stockholders to vote on an amendment to the Company’s Certificate of Incorporation to effect the Reverse Split at a ratio of either 1-for-3 or 1-for-4, with the exact ratio to be determined by the Company’s Board of Directors. The Company’s stockholders approved the proposal, with the voting results listed below.

Votes
For	Against	Abstain	Broker Non-Votes
34,306,935	4,515,188	252,873	N/A

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

No.	Description

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation filed on August 15, 2016.

99.1	Press Release dated August 16, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH MICRO SOFTWARE, INC.

Date: August 17, 2016	/s/ Steven M. Yasbek
Steven M. Yasbek
Vice President and Chief Financial Officer